Exhibit 10.2

AMENDMENT TO EMPLOYMENT CONTRACT

RECITALS

WHEREAS, KEY TRONIC CORPORATION (the “Employer”) and Douglas G. Burkhardt (the “Employee”) desire to amend Employee’s July 1, 2008 Employment Contract, as amended (the “Agreement”);

WHEREAS, said amendment is based upon the mutual desires of the Employer and the Employee;

NOW, THEREFORE, in consideration of the mutual covenants contained therein, the following amendment to the Agreement is executed. Except as provided in this amendment, the other terms and conditions set out in the Agreement remain in full force and effect.

1.	Section 9 a) of the Agreement is hereby amended to read in full as follows:

“9.	TERMINATION

a) Employer’s Board of Directors, its President or CEO may, in their discretion, terminate Employee’s employment at any time for any reason or for no reason. After such termination, Employer shall pay Employee for Employee’s accumulated unused vacation and, subject to the provisions below, Employer shall continue to pay Employee’s base salary only in effect prior to termination for a period of twelve (12) months after termination. The foregoing notwithstanding, if such termination occurs after a Change in Control, Employer shall continue to pay Employee’s base salary only in effect prior to termination for a period of twenty-four (24) months after termination. Also, for the period during which any salary payments are being made, Employer will provide, through COBRA, group medical and dental plan coverage for Employee and Employee’s dependents as such plans are then generally offered to employees of Employer. Employee may elect to continue group medical coverage at the termination of severance benefits, for the balance of any COBRA period, at Employee’s sole expense. Unless the applicable plan provides otherwise, Employee shall not be entitled to receive any payments under any bonus, profit sharing or other incentive compensation plan of Employer unless Employee is employed by Employer on the date such payments are due to be paid.”

2.	The following sentence is added at the end of Section 9 b) of the Agreement:

“The foregoing notwithstanding, in the event Employer changes the substantive responsibilities and duties of Employee in such a way as to constitute a demotion, Employee shall have the option of terminating Employee’s employment without loss of severance benefits, the same as if Employer had terminated the employment.”

3.	A new Section 9 f) is added to the Agreement to read in full as follows:

“f. As used herein, a Change in Control shall be deemed to occur if any of the following shall occur: (A) any “person” (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than the Company, any Subsidiary or any employee benefit plan of the Company or any Subsidiary, is or becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then-outstanding securities (other than as a result of an acquisition by any such person of securities directly from the Company); (B) the first purchase of Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by the Company or any Subsidiary); (C) the approval by the Company’s shareholders of a merger or consolidation, a statutory share exchange, a sale or disposition of all or substantially all the Company’s assets or a plan of liquidation or dissolution of the Company; or (D) during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election or nomination for the election by the Company’s shareholders of each new director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of the period.”

EMPLOYER: Key Tronic Corporation		EMPLOYEE:

By:	/s/Craig D. Gates	By:	/s/Douglas G. Burkhardt
Name:	Craig D. Gates	Name:	Douglas G. Burkhardt
Title:	President & CEO
Date:	May 10, 2012	Date:	May 10, 2012